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                          LIMITED PARTNERSHIP AGREEMENT


                                       OF


                                   LSCP, L.P.

                           an Iowa limited partnership

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                               TABLE OF CO8NTENTS

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
SECTION 1 - FORMATION..................................................................5
     1.1         FORMATION.............................................................5
     1.2         TIME OF FORMATION.....................................................5
     1.3         FURTHER ACTS..........................................................5
SECTION 2 - NAME; OFFICES; DEFINITIONS.................................................5
     2.1         NAME..................................................................5
     2.2         PRINCIPAL OFFICE......................................................5
     2.3         SPECIFIED AGENT AND OFFICE............................................5
     2.4         PRINCIPAL PLACE OF BUSINESS...........................................6
     2.5         GENERAL DEFINITIONS...................................................6
SECTION 3 - CAPITAL CONTRIBUTIONS.....................................................12
     3.1         GENERAL PARTNER......................................................12
     3.2         LIMITED PARTNERS.....................................................12
     3.3         ADDITIONAL LIMITED PARTNERS..........................................12
     3.4         PAYMENTS WITH RESPECT TO CAPITAL CONTRIBUTIONS.......................12
     3.5         CERTAIN CREDITORS....................................................12
     3.6         LIMITED PARTNERS.....................................................12
     3.7         LOANS BY PARTNERS....................................................12
SECTION 4 - CAPITAL ACCOUNTS AND ALLOCATIONS..........................................13
     4.1 CAPITAL ACCOUNTS.............................................................13
SECTION 5 - ALLOCATIONS...............................................................13
     5.1         PROFITS..............................................................13
     5.2         LOSSES...............................................................13
     5.3         SPECIAL ALLOCATIONS..................................................14
     5.4         CURATIVE ALLOCATIONS.................................................15
     5.5         LOSS LIMITATION......................................................16
     5.6         OTHER ALLOCATION RULES...............................................16
     5.7         TAX ALLOCATIONS: CODE SECTION 704(c).................................16
SECTION 6 - DISTRIBUTIONS.............................................................16
     6.1         NET CASH FLOW........................................................16
     6.2         AMOUNTS WITHHELD.....................................................17
     6.3         LIMITATIONS ON DISTRIBUTIONS.........................................17
SECTION 7- MANAGEMENT AND GENERAL PARTNER.............................................17
     7.1         AUTHORITY OF GENERAL PARTNER.........................................17
     7.2         SPECIFIC RIGHTS......................................................17
     7.3         RESTRICTIONS ON AUTHORITY OF GENERAL PARTNER.........................18
     7.4         TAX MATTERS PARTNER..................................................19
     7.5         RIGHT TO RELY ON GENERAL PARTNER.....................................19
     7.6         DUTY TO AMEND CERTIFICATE............................................19
     7.7         OTHER ACTIVITIES OF THE GENERAL PARTNER AND ITS AFFILIATES...........20
     7.8         ASSIGNABILITY OF GENERAL PARTNER INTEREST............................20
     7.9         WITHDRAWAL...........................................................20
     7.10        REMOVAL OF GENERAL PARTNER...........................................20
     7.11        PARTNERSHIP CLASSIFICATION...........................................20
SECTION 8 - INDEMNIFICATION...........................................................20
     8.1         INDEMNIFICATION OF GENERAL PARTNER...................................20
     8.2         INDEMNIFICATION......................................................20

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SECTION 9 - COMPENSATION AND FEES OF THE GENERAL PARTNER..............................21
     9.1         COMPENSATION OF GENERAL PARTNER......................................21
     9.2         THE GENERAL PARTNER'S EXPENSES FOR THE PARTNERSHIP ..................21
     9.3         THE PARTNERSHIP'S EXPENSES FOR THE GENERAL PARTNER...................21
SECTION 10 - RIGHTS AND OBLIGATIONS OF PARTNERS.......................................21
     10.1        CAPITAL CONTRIBUTIONS................................................21
     10.2        RETURN OF CAPITAL CONTRIBUTION.......................................21
     10.3        PRIORITY.............................................................21
     10.4        NO LIABILITY.........................................................22
     10.5        PROPERTY DISTRIBUTIONS...............................................22
     10.6        MANAGEMENT RIGHTS....................................................22
     10.7        AUTHORITY TO BIND PARTNERSHIP........................................22
     10.8        ACTIVE PARTICIPATION REQUIREMENTS....................................22
SECTION 11 - TRANSFER OF UNITS........................................................22
     11.1        GENERAL TRANSFER RESTRICTION.........................................22
     11.2        PLEDGE OR HYPOTHECATION..............................................22
     11.3        RIGHT OF FIRST REFUSAL...............................................23
     11.4        CONDITIONS PRECEDENT TO TRANSFER.....................................24
     11.5        NO DISSOLUTION OR TERMINATION........................................24
     11.6        PROHIBITION OF ASSIGNMENT............................................24
     11.7        ADDITIONAL PARTNERS..................................................24
     11.8        PURCHASE OF UNITS....................................................25
     11.9        EFFECTIVE DATE OF TRANSFER...........................................25
     11.10       SUBSTITUTION OF LIMITED PARTNERS.....................................25
     11.11       EVENTS AFFECTING LIMITED PARTNERS....................................25
     11.12       WITHDRAWAL...........................................................25
     11.13       LEGEND...............................................................25
SECTION 12 - AMENDMENTS...............................................................26
     12.1        ADOPTION PROCEDURE...................................................26
     12.2        EFFECTIVENESS OF AMENDMENTS..........................................26
SECTION 13 - DISSOLUTION AND WINDING UP...............................................26
     13.1        LIQUIDATING EVENTS...................................................26
     13.2        NON-LIQUIDATING EVENTS...............................................27
     13.3        WINDING UP AND DISTRIBUTION IN DISSOLUTION...........................27
     13.4        RIGHTS OF LIMITED PARTNERS...........................................27
SECTION 14 - BOOKS AND RECORDS........................................................27
     14.1        DUTY TO MAINTAIN OFFICE AND AGENT....................................27
     14.2        DUTY TO MAINTAIN BOOKS AND RECORDS...................................28
     14.3        RIGHT OF AUDIT.......................................................28
     14.4        TAX RETURNS AND TAX REPORTING INFORMATION............................28
     14.5        RIGHTS OF LIMITED PARTNERS...........................................28
SECTION 15 - PARTNERSHIP MEETINGS.....................................................29
     15.1        PLACE OF MEETINGS....................................................29
     15.2        CALL OF MEETINGS.....................................................29
     15.3        NOTICE OF MEETINGS...................................................29
     15.4        APPROVAL OF ACTIONS..................................................29
     15.5        QUORUM...............................................................29
     15.6        ACTION BY CONSENT....................................................29
     15.7        PROXIES..............................................................29
SECTION 16 - MISCELLANEOUS............................................................29

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
     16.1        GENERAL PARTNER AS ATTORNEY-IN-FACT..................................29
     16.2        NATURE  OF SPECIAL POWER.............................................30
     16.3        ASSIGNEE OF LIMITED PARTNERS.........................................30
     16.4        NO COMMINGLING OF FUNDS..............................................30
     16.5        NOTICES..............................................................30
     16.6        WAIVER OF ACTION FOR PARTITION.......................................30
     16.7        BINDING EFFECT.......................................................30
     16.8        APPLICATION OF IOWA LAW..............................................31
     16.9        EXECUTION IN COUNTERPARTS............................................31
     16.10       VALIDITY.............................................................31
     16.11       SIGNATURES...........................................................31
     16.12       INTERPRETATION.......................................................31
     16.13       INCORPORATION BY REFERENCE...........................................31

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                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                                   LSCP, L.P.

     THIS LIMITED PARTNERSHIP AGREEMENT ("Agreement") is made and entered into as of the 6th day of March, 2002 (the "Effective Date") by and among Little Sioux Corn Processors, L.L.C., an Iowa limited liability Partnership (the "General Partner") and the persons listed on Schedule A hereto (the "Limited Partners") and such other persons as may from time to time execute this Agreement as additional or substituted limited partners (the Limited Partners and such other persons are collectively referred to herein as "Limited Partners" and the General Partner and each Limited Partner is individually referred to herein as a "Partner" and collectively referred to herein as the "Partners").

     WHEREAS, the Partners desire to form a limited partnership by executing this Agreement under the laws of the State of Iowa; and

     NOW, THEREFORE, the parties hereby mutually covenant and agree as follows:

                              SECTION 1 - FORMATION

     1.1 FORMATION. The parties hereby establish a limited partnership (the "Partnership") under the Iowa Uniform Limited Partnership Act, as amended from time to time (the "Act").

     1.2 TIME OF FORMATION. The Partnership is to be formed upon the filing of the executed certificate of limited partnership for the Partnership with the office of the Iowa Secretary of State as required under the Act.

     1.3 FURTHER ACTS. At any time upon the request of the General Partner, the Limited Partners shall execute all certificates and other documents as may be necessary to enable the General Partner to: (i) continue the operation of the Partnership under the laws of the State of Iowa, and (ii) qualify and continue the operation of the Partnership in all other jurisdictions in which the Partnership shall propose to conduct business.

     1.4 BUSINESS. The business of the Partnership shall be to perform any lawful business, including, but not limited to, a business to acquire, develop, construct, hold, improve, manage, operate and use ethanol manufacturing facilities and to produce and sell ethanol and its byproducts including, but not limited to, distillers grains.

                     SECTION 2 - NAME; OFFICES; DEFINITIONS

     2.1 NAME. The business of the Partnership shall be conducted under the name "LSCP, L.P."

     2.2 PRINCIPAL OFFICE. The principal office of the Partnership shall be at 102 Lewis Avenue South, Cleghorn, Iowa 51014, or at such other place within the State of Iowa as the General Partner may from time to time determine.

     2.3 SPECIFIED AGENT AND OFFICE. The name of the agent for service of process on the Partnership shall be William E. Hanigan, and the initial specified office of the Partnership shall be at 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510.

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     2.4    PRINCIPAL PLACE OF BUSINESS. The principal place of business of the
Partnership shall be at 102 Lewis Avenue South, Cleghorn, Iowa 51014, or at such other place within or without the State of Iowa as the General Partner may from time to time determine.

     2.5 GENERAL DEFINITIONS. The following definitions shall apply as used in this Agreement:

            (a) "Act" means the Iowa Uniform Limited Partnership Act, as in effect on the date of this Agreement and as amended from time to time.

            (b) "Additional Closings" means the closings at which the additional Limited Partners are admitted to the Partnership pursuant to
     Section 3.3 hereof.

            (c) "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) Credit to such Capital Account any amounts which such Partner is deemed to be obligated to restore pursuant to the next to the last sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
     1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

            (d) "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general partner, member or trustee of such Person or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, members, or persons exercising similar authority with respect to such Person or entities.

            (e) "Agreement" means this Limited Partnership Agreement, as amended from time to time.

            (f) "Assignee" means a transferee of Units who is not admitted as a substituted Partner pursuant to Section 11.10.

            (g) "Capital Account" means the separate capital account maintained for each Partner in accordance with Section 4.1.

            (h) "Capital Contributions" means, with respect to any Partner, the amount of money (US Dollars) and the initial Gross Asset Value of any assets or property (other than money) contributed by the Partner (or such Partner's predecessor in interest) to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752) with respect to the Units in the Partnership held or purchased by such Partner, including additional Capital

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Contributions.

            (i) "Certificate" means the certificate of limited partnership for the Partnership filed with the office of the Iowa Secretary of State as required by the Act and as from time to time amended, or any similar instrument that may be required to be filed by the laws of any other jurisdiction in which the Partnership qualifies to do business.

            (j) "Class A Limited Partnership Unit" means a limited partnership Unit issued on or after the date of execution of this Agreement and which shall have the same rights and obligations as all other limited partnership Units, and the holders of which, together with the other holders of such Class A Limited Partnership Units, collectively may appoint one director to the General Partner's board of directors as provided by Section 10.6 hereof.

            (k) "Class B Limited Partnership Unit" means a limited partnership Unit issued on or after the date of execution of this Agreement and which shall have the same rights and obligations as all other limited partnership Units, and the holders of which, together with the other holders of such Class B Limited Partnership Units, collectively may appoint one director to the General Partner's board of directors as provided by Section 10.6 hereof.

            (l) "Class C Limited Partnership Unit" means a limited partnership Unit issued on or after the date of execution of this Agreement and which shall have the same rights and obligations as all other limited partnership Units, and the holders of which, together with the other holders of such Class C Limited Partnership Units, collectively may appoint one director to the General Partner's board of directors as provided by Section 10.6 hereof.

            (m) "Class D Limited Partnership Unit" means a limited partnership Unit issued on or after the date of execution of this Agreement and which shall have the same rights and obligations as all other limited partnership Units, and the holders of which, together with the other holders of such Class D Limited Partnership Units, collectively may appoint one director to the General Partner's board of directors as provided by Section 10.6 hereof.

            (n) "Class E Limited Partnership Unit" means a limited partnership Unit issued on or after the date of execution of this Agreement and which shall have the same rights and obligations as all other limited partnership Units, and the holders of which, together with the other holders of such Class E Limited Partnership Units, collectively may appoint one director to the General Partner's board of directors as provided by Section 10.6 hereof.

            (o) "Class F Limited Partnership Unit" means a limited partnership Unit issued on or after the date of execution of this Agreement and which shall have the same rights and obligations as all other limited partnership Units, and the holders of which, together with the other holders of such Class F Limited Partnership Units, collectively may appoint one director to the General Partner's board of directors as provided by Section 10.6 hereof.

            (p) "Code" means the Internal Revenue Code of 1986, as amended from time

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     to time.

            (q) "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Partnership whether or not the Partnership has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Partnership's business and are not delinquent or are being contested in good faith by appropriate proceedings.

            (r) "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partners.

            (s) "Distribution" means the distributions of money or property by the Partnership to its Partners pursuant to Section 5.1 hereto.

            (t) "Fiscal Year" means (i) any twelve-month period commencing on January 1 and ending on December 31 and (ii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Partners pursuant to Section 13 hereof, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.

            (u) "General Partner" means Little Sioux Corn Processors, L.L.C. or any other person who at the time of reference has been admitted as a successor to the General Partner's Partnership Interest or as an additional General Partner.

            (v) "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partners provided that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3 hereof shall be as set forth in such section; (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the General Partners as of the following times: (A) the acquisition of an additional interest in the Partnership by

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     any new or existing Partner in exchange for more than a de minimis Capital
     Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the General Partners reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership; (iii) The Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the General Partners; and (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 5.3(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

            (w) "Interests of Limited Partners" or "Limited Partnership Interests" means the ownership interest of all of the Limited Partners in the Partnership. Such interest includes the rights of Limited Partner to any and all benefits to which such Partner may be entitled pursuant to this Agreement, together with the obligations of Limited Partners to comply with all the terms and provisions of this Agreement.

            (x) "Issuance Items" has the meaning set forth in Section 5.3(f) hereof.

            (y) "Limited Partner(s)" shall mean a Person owning, as reflected on the books and records of the Partnership, a Limited Partnership Unit.

            (z) "Limited Partnership Unit(s)" shall mean those limited partnership interests issued and outstanding on the date of execution of this Agreement, and those subsequently issued pursuant to this Agreement, and include all classes of limited partnership Units.

            (aa) "Losses" has the meaning set forth in the definition of "Profits" and "Losses."

            (bb) "Mailed" means depositing any item into a United States Postal Service box, first-class mail, postage prepaid.

            (cc) "Net Cash Flow" means the gross cash proceeds of the Partnership less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as reasonably determined by the General Partners. "Net Cash Flow" shall not be reduced by

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     depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

            (dd) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

            (ee) "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

            (ff) "Partner" or "Partners" means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein.

            (gg) "Partner Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

            (hh) "Partner Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

            (ii) "Partnership" means the business organization formed under the Act in accordance with the terms and provisions of this Agreement and known as "LSCP, L.P.".

            (jj) "Partnership Interest" means the ownership interest of a Partner in the Partnership. Such interest includes the right of a Partner to any and all benefits to which such Partner may be entitled pursuant to this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

            (kk) "Partnership Minimum Gain" has the meaning given the term "partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

            (ll) "Partnership Property" means all real and personal property acquired by the Partnership and any improvements, replacements, additions or substitutions thereto or therefore, and shall include both tangible and intangible property.

            (mm) "Person" means any individual, partnership (whether general or limited), joint venture, limited liability company, corporation, trust, estate, association, nominee or other entity.

            (nn) "Profits and Losses" mean, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss; (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(b) or treated as Code Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss; (iii) In the

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     event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.3 and Section 5.4 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 3.3 and Section 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

            (oo) "Property" means all real and personal property acquired by the Partnership, including cash, and any improvements thereto, and shall include both tangible and intangible property.

            (pp) "Proxy" means a written authorization signed by a Partner or the Partner's attorney-in-fact giving another person the power to vote with respect to the interest of that Partner. "Signed," for the purpose of this section, means the placing of the Partner's name on the proxy (whether by manual signature, typewriting, telegraphic transmission, or otherwise) by the Partner or Partner's attorney-in-fact.

            (qq) "Regulations" means regulations promulgated under the Code.

            (rr) "Regulatory Allocations" has the meaning set forth in Section
     5.4 hereof.

            (ss) "Tax Matters Partner" has the meaning set forth in Section 7.4 hereof.

            (tt) "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, give, sell, exchange, assign, pledge, bequest or hypothecate or otherwise dispose of.

            (uu) "Units or Unit" means an ownership interest in the Partnership representing a Capital Contribution made as provided in Section 3 in consideration of the Units, including any and all benefits to which the holder of such Units may be entitled as

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     provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

                        SECTION 3 - CAPITAL CONTRIBUTIONS

     3.1 GENERAL PARTNER. The General Partner has contributed to the Partnership the sum of $10,226,000 in cash, together with intangible property rights, including but not limited to contractual rights. The General Partner has been issued the number of Units set forth on Schedule A hereto. The General Partner shall not be required to make Capital Contributions except as specifically provided herein.

     3.2 LIMITED PARTNERS. The Limited Partners have been issued the number of Limited Partnership Units set forth on Schedule A hereto in exchange for payment of adequate consideration.

     3.3 ADDITIONAL LIMITED PARTNERS. The General Partner may, in accordance with the terms of this Agreement, on behalf of the Partnership, offer at Additional Closings additional Units, subject to the terms of Section 3.3 hereof. A Person may apply for admission as Limited Partner by: (i) completing, executing and delivering to the Partnership a form of subscription agreement and other documents required by the General Partner which shall include and constitute an agreement to be bound by this Agreement and to become a Limited Partner and (ii) submitting with such subscription agreement and other documents payment in full of the agreed upon purchase price for all Units subscribed for. Affiliates of the General Partner may acquire Units and may become Limited Partners in the same manner as other persons; provided, however, that in the event that an Affiliate of the General Partner or the General Partner shall also be a Limited Partner it shall not have any right to consent to or approve any action as a Limited Partner and its Units shall be disregarded for purposes of determining the percentage of Units owned by Limited Partners required to approve any actions hereunder.

     3.4 PAYMENTS WITH RESPECT TO CAPITAL CONTRIBUTIONS. Except as otherwise provided in this Agreement, no Partner shall receive any interest, salary or draw for services rendered on behalf of the Partnership or otherwise in the capacity of Partner.

     3.5 CERTAIN CREDITORS. No creditor who makes a nonrecourse loan to the Partnership shall have or acquire at any time as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Partnership other than as a creditor.

     3.6 LIMITED PARTNERS. Upon the admission of a Limited Partner (whether initial, additional, or substituted) such Limited Partner shall be registered on the records of the Partnership as the holder of the Units and shall continue to be the "Limited Partner" of such Units until due registration of the transfer thereof to a new holder of such Units in accordance with this Agreement. The Limited Partner owning such Unit shall be entitled to all Distributions with respect to such Unit and to all other rights of a Limited Partner specified in this Agreement. The Partnership shall not be affected by any notice or knowledge of transfer of any interest in any Unit, either actual or constructive, except as provided in this Agreement.

     3.7 LOANS BY PARTNERS. Loans by a Partner to the Partnership shall not constitute a Capital Contribution or be credited to the Capital Account of the lending Partner or entitle such lending Partner to any increase in such Partner's number of Units. Loans in accordance with the foregoing sentence shall be a debt due from the Partnership to such lending Partner. Loans by the General Partner to the Partnership shall not bear interest in excess of the lowest rate of interest available to the Partnership from banks or other institutional lenders for similar loans.

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                  SECTION 4 - CAPITAL ACCOUNTS AND ALLOCATIONS

     4.1 CAPITAL ACCOUNTS. A Capital Account shall be maintained for each Partner in accordance with the following provisions:

            (a) To each Partner's Capital Account there shall be credited (i) such Partner's Capital Contributions, (ii) such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.3 and Section 5.4, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner;

            (b) To each Partner's Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.3 and 5.4 hereof, and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership;

            (c) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

            (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code
     Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partners), are computed in order to comply with such Regulations, the General Partners may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 11 hereof upon the dissolution of the Partnership. The General Partners also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                             SECTION 5 - ALLOCATIONS

     5.1    PROFITS. After giving effect to the special allocations in Section
5.3 and Section 5.4 hereof, Profits for any Fiscal Year shall be allocated among the Partners in proportion to Units held.

     5.2    LOSSES. After giving effect to the special allocations in Section
5.3 and 5.4 hereof, Losses for any Fiscal Year shall be allocated among the Partners in proportion to Units held.

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     5.3    SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

            (a)  Minimum Gain Chargeback. Except as otherwise provided in
     Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulations
     Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

            (c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
     1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 5.3(c) were not in the Agreement.

            (d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Limited Partner shall be specially allocated items of Partnership

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

     income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5 have been made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.

            (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Partners in proportion to Units held.

            (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

            (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner's interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

            (h) Allocations Relating to Taxable Issuance of Partnership Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Partnership to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

     5.4 CURATIVE ALLOCATIONS. The allocations set forth in Sections 5.3(a), 5.3(b), 5.3(c), 5.3(d), 5.3(e), 5.3(f), 5.3(g) and 5.5 (the "Regulatory
Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 5.1, 5.2, and 5.3(h). In exercising its discretion under this Section 5.4, the General Partner shall take into account future Regulatory Allocations under Sections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.3(e) and 5.3(f).

     5.5 LOSS LIMITATION. Losses allocated pursuant to Section 5.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.2 hereof, the limitation set forth in this
Section 5.5 shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All losses in excess of the limitation set forth in this Section 5.5 shall be allocated to the General Partner.

     5.6 OTHER ALLOCATION RULES. (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partners using any permissible method under Code
Section 706 and the Regulations thereunder. (b) The Partners are aware of the income tax consequences of the allocations made by this Section 5 and hereby agree to be bound by the provisions of this Section 5 in reporting their shares of Partnership income and loss for income tax purposes. (c) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' aggregate interests in Partnership profits shall be deemed to be as provided in the capital accounts. To the extent permitted by
Section 1.704-2(h)(3) of the Regulations, the General Partners shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner. (d) Allocations of Profits and Losses to the Partners shall be allocated among them in the ratio which each Partner's Units bears to the total number of Units issued and outstanding.

     5.7    TAX ALLOCATIONS: CODE SECTION 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code
Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                            SECTION 6 - DISTRIBUTIONS

     6.1 NET CASH FLOW. Except as otherwise provided in Section 13 hereof, Net Cash Flow, if any, shall be distributed to the Partners in proportion to Units held subject to, and to the extent permitted by, any loan covenants or restrictions on such distributions agreed to by the Partnership in any loan agreements with the Partnership's lenders from time to time in effect. In determining Net Cash Flow, the General Partners shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Partners to make timely payment of income taxes.

     6.2 AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts paid or distributed, as the case may be, to the Partners with respect to which such amount was withheld pursuant to this Section 6.2 for all purposes under this Agreement. The Partnership is authorized to withhold from payments and distributions, or with respect to allocations to the Partners, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

     6.3 LIMITATIONS ON DISTRIBUTIONS. The Partnership shall make no distributions to the Partners except as provided in this Section 6 and Section 13 hereof. Notwithstanding any other provision, no distribution shall be made if it is not permitted to be made under the Act.

                   SECTION 7 - MANAGEMENT AND GENERAL PARTNER

     7.1 AUTHORITY OF GENERAL PARTNER. The General Partner shall have complete and exclusive discretion in the management and control of all of the affairs of the Partnership and shall have all of the rights and powers granted to general partners under the Act.

     7.2 SPECIFIC RIGHTS. In connection with the management and control of the Partnership and including other authority granted the General Partner hereunder, the General Partner, in its sole discretion, except as otherwise set forth herein, shall have the separate and complete power and authority to do or cause to be done any and all acts, under the Act or otherwise provided by law, including, but not by way of limitation, the power and authority indicated below:

            (a) To expend the capital and profits of the Partnership in furtherance of the Partnership's business;

            (b) To acquire by purchase, lease or otherwise any real or personal property necessary, convenient or incidental to the business of the Partnership and to take any other action to protect the Partnership's investment therein;

            (c) To operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage and lease any real estate and any personal property necessary, convenient or incidental to the business of the Partnership;

            (d) Except as otherwise provided herein, to borrow money on the credit of and enter into obligations, recourse or nonrecourse, on behalf of the Partnership, to issue evidences of indebtedness therefore and to grant as security therefore mortgages, liens and pledges of Partnership Property;

            (e) To prepay in whole or in part, refinance, recast, modify or extend any liability of the Partnership;

            (f) To execute any and all agreements, contracts, documents, certifications, deeds, mortgages, leases, deeds of trust, mortgage notes, promissory notes, bills of sale or any other instruments necessary or convenient in connection with the management or operation of the business of the Partnership, including, without limitation, executing any amendment to any Certificate in accordance with the terms of this Agreement and pursuant to the power of attorney granted by each Limited Partner to the General Partner hereunder;

            (g) To lend money or extend credit on behalf of the Partnership to third parties, including the General Partner;

            (h) To invest and reinvest such Partnership funds as are not then required for investment in Partnership Property;

            (i) To incur obligations (contractual or otherwise), and to perform, compromise, or discharge such obligations;

            (j) To retain other persons to render services to the General Partner or the Partnership and to compensate such persons for such services;

            (k) Subject to its continuing general supervision, to delegate to other persons, the performance of any duties it is required to perform or the exercise of any rights it possesses;

            (l) To institute, prosecute, defend, settle, compromise and dismiss any lawsuits or other judicial or administrative proceedings or actions brought on or in behalf of, or against, the Partnership or its Partners and to engage counsel or others in connection therewith;

            (m) To contract with, and compensate itself or its Affiliates for, the performance of services or the furnishing of goods to or on behalf of the Partnership, provided, however, that such services or goods shall be provided on fair and reasonable terms;

            (n) To pay or reimburse any person for costs, expenses or losses incurred in connection with any aspect of the Partnership or its business;

            (o) To establish and maintain appropriate reserves for expenses, losses and liabilities, contingent or otherwise;

            (p) To make any and all elections for federal, state and local tax purposes;

            (q)  To issue additional securities, whether equity or debt;

            (r) To establish and maintain such offices as the General Partner may deem advisable at any place or places within the United States; and

            (s) To take, refrain from taking, perform and/or refrain from performing all other actions or acts as may be necessary or appropriate to the conduct of the Partnership's business.

     7.3    RESTRICTIONS ON AUTHORITY OF GENERAL PARTNER.

            (a) Unless authorized by the holders of a majority of the Limited Partnership Units, the General Partner shall not have the authority to:

            (i) Dispose of or encumber substantially all the assets of the partnership;

            (ii) Remove or appoint a general manager responsible for managing the Partnership's day-to-day affairs including construction and operation of the ethanol plant.

     (b) Unless authorized by the holders of at least seventy five percent (75%) of the Limited Partnership Units, the General Partner shall not have the authority to admit either additional general partners or additional limited partners.

     7.4 TAX MATTERS PARTNER. The Partners hereby make, constitute, and appoint the General Partner as their "Tax Matters Partner" as that term is defined in Code Section 6231(a)(7) for federal, state and local tax purposes. In the event of any tax audit or inquiry, the Tax Matters Partner shall represent the Partnership and the Partners in any related hearing, settlement negotiations or litigation. The attorneys, accountants or other tax advisors selected by the Tax Matters Partner to assist in the representation of the Partnership are hereby specifically approved and authorized to act on behalf of the Partnership. Each Partner agrees to execute any further authority as the Internal Revenue Service may require from the Partnership or its Tax Matters Partner or tax advisors. All actions taken by the Tax Matters Partner pursuant to this provision shall be final and binding upon the Partnership and the Partners. The Tax Matters Partner and its officers, directors, shareholders, employees or agents shall not be liable to the Partnership or the Partners for any act or omission by them as a result of action taken pursuant to this Section 6.4. The Partnership shall indemnify and shall hold the Tax Matters Partner and its officers, directors, shareholders, employees and agents harmless from all claims against them as a result of action taken by them pursuant to this Section 6.4. Notwithstanding the foregoing, neither the Tax Matters Partner nor any other person acting on behalf of the Partnership shall be authorized to enter into any agreement with the Internal Revenue Service pursuant to Code Section 6501(c)(4) with respect to any extension of time for the assessment of any federal tax against any Limited Partner.

     7.5 RIGHT TO RELY ON GENERAL PARTNER. In exercising any of its rights, the General Partner may enter into agreements, incur obligations, and otherwise act in its own name. So long as it does so in good faith and for the benefit of the Partnership, such agreements, obligations, and acts shall constitute agreements, obligations, and acts of the Partnership. Similarly, agreements entered into and obligations incurred by the General Partner in its own name on behalf of the Partnership prior to the formation of the Partnership or the admission thereto of Limited Partners, are hereby assumed by the Partnership and shall constitute agreements and obligations of the Partnership.

     7.6 DUTY TO AMEND CERTIFICATE. If required by the Act, the General Partner shall cause to be filed, within thirty (30) days after the happening of any of the following events, an amendment to any Certificate reflecting the occurrence of any of the following events:

            (a)  A change in the name of the Partnership.

            (b) A change in the street address of the principal executive office of the Partnership.

            (c) A change in the address of or the withdrawal of a General Partner, or a change in the address of the agent for service of process, unless a corporate agent is designated, or appointment of a new agent for service of process.

            (d) The admission of new General Partner and that Partner's address.

            (e) The discovery by the General Partner of any false or erroneous material statement contained in any Certificate or any amendment thereto.

     7.7 OTHER ACTIVITIES OF THE PARTNERS AND THEIR AFFILIATES. The Partners and their Affiliates shall be free to engage in, invest in, participate in, or otherwise enter into other business ventures and activities, individually and with others, whether such ventures and activities are competitive with the business of the Partnership or not.

     7.8 ASSIGNABILITY OF GENERAL PARTNER INTEREST. The interest of the General Partner in the Partnership shall be non-transferable and non-assignable; provided, that (i) such restriction shall not prohibit the disposition by a member of the General Partner of its interest in the General Partner; and (ii) the General Partner's interest may be assigned to a Person, the Voting Control of which is held by Persons holding Voting Control of the General Partner on the date hereof upon the execution by the General Partner of a written assignment and the written assumption by such Person of the obligations of the General Partner hereunder. In the event of such assignment, such Person shall become the General Partner hereunder, and the predecessor and successor General Partner shall promptly cause the execution of any documents, including, without limitation, an amendment to the Certificate, necessary to reflect the substitution of such Person as General Partner.

     7.9 WITHDRAWAL. The General Partner may not withdraw without the prior written consent of and without giving at least 30 days prior written notice to the Limited Partners of its intention to withdraw.

     7.10 REMOVAL OF GENERAL PARTNER. The General Partner may be removed as General Partner only with cause upon written notice thereof to the General Partner by Limited Partners representing at least sixty-six and two-thirds percent 66-2/3% of the outstanding Units owned by Limited Partners entitled to vote. For the purpose of this Section 7.10, the term "with cause" shall mean a final determination by a court of competent jurisdiction, after all appeals are taken, that the General Partner has acted with gross negligence or willful misfeasance in the performance of its obligations under this Agreement. Upon removal pursuant to this Section 7.10, the Partners shall have the rights and obligations set forth in Section 7.9 as if there had been a withdrawal of the General Partner.

     7.11 PARTNERSHIP CLASSIFICATION. The General Partner shall use its best efforts to cause the Partnership to meet all the requirements of the Code and any other pertinent tax laws so as to ensure that the Partnership will be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes.

                           SECTION 8 - INDEMNIFICATION

     8.1 INDEMNIFICATION OF PARTNERS. No Partner nor any Partner's officers, directors, employees or agents shall be liable to the Partnership or any Partner for any loss or damage suffered by the Partnership which arises out of any action or inaction of such party so long as (a) such action or inaction is not in violation of the provisions of this Agreement or the fiduciary duty of the General Partner to the Limited Partners, (b) such party, in good faith, determined that such action or inaction was in or not opposed to the best interest of the Partners, (c) such action or inaction did not constitute fraud, bad faith, willful misconduct or gross negligence of such party, and, (d) such action or omission was not unlawful.

     8.2 INDEMNIFICATION. Subject to the provision of 8.1, the Partnership shall, to the fullest extent permitted by applicable law, indemnify and hold harmless a Partner and any of its respective officers, directors, employees or agents (each an "Indemnified Party") against any losses, claims, damages or liabilities to which such Indemnified Party may become subject in connection with any matter arising out of or in connection with this Agreement or the Partnership's business or affairs. Such indemnification shall include payment of all expenses (including reasonable attorneys fees and judgments and amounts paid in settlement) actually incurred by such Indemnified Party in connection with any threatened, pending or completed action, suit, proceeding or investigation against such Indemnified Party against or in the right of the Partnership to which any Indemnified Party was or is a party involving an alleged cause of action for damages arising out of or related or connected with such Indemnified Party's service to the Partnership. The indemnification provided hereunder shall include the periodic reimbursement by the Partnership of the Indemnified Party's legal and other expenses incurred in connection with the defense of any such action, suit, proceeding or investigation; provided, that such Indemnified Party shall promptly repay to the Partnership the amount of any such reimbursed expenses to the extent that it shall be ultimately determined that the Indemnified party is not entitled to be indemnified by the Partnership or to receive payment for such expenses in connection with such action, suit proceeding or investigation. The right of indemnification provided hereunder shall not be exclusive of or affect any other rights that any Indemnified Party may have.

            SECTION 9 - COMPENSATION AND FEES OF THE GENERAL PARTNER

     9.1 COMPENSATION OF GENERAL PARTNER. Other than as provided herein, the General Partner shall not, in such capacity, receive any fees or other compensation for serving as General Partner.

     9.2 The General Partner's EXPENSES FOR THE PARTNERSHIP. General Partner may charge the Partnership for all reasonable expenses actually incurred by it in connection with the Partnership's business and for allocable portions of expenses incurred in connection with all other General Partner activities; such allocation is to be determined on any reasonable basis selected by the General Partner consistent with generally accepted accounting principles. Such expenses shall include, but shall not be limited to, payment of fees and expenses of attorneys, accountants, special consultants, and others, title insurance, real property transfer taxes and general and administrative expenses, in connection with the operation of the Partnership business.

     9.3 The Partnership's Expenses for the General Partner . General Partner shall reimburse the Partnership for all reasonable expenses actually incurred by the Partnership in connection with the General Partner's business unrelated to the Partnership's business and for allocable portions of the Partnership's expenses incurred in connection with the General Partner's unrelated activities; such allocation is to be determined on any reasonable basis selected by the Partnership consistent with generally accepted accounting principles. Such expenses shall include, but shall not be limited to, payment of fees and expenses of attorneys, accountants, special consultants, and others, and general and administrative expenses, not in connection with the operation of the Partnership business.

                 SECTION 10 - RIGHTS AND OBLIGATIONS OF PARTNERS

     10.1 CAPITAL CONTRIBUTIONS. Except for those Capital Contributions specified herein, the Limited Partners shall not be required to make any further or additional Capital Contributions.

     10.2 RETURN OF CAPITAL CONTRIBUTION. No Partner shall be entitled to demand or receive a return of its Capital Contribution except in accordance with the terms and provisions of this Agreement.

     10.3 PRIORITY. No Partner shall have a priority over any other Partner in such capacity as to return of its Capital Contribution or as to any other matter.

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     10.4   NO LIABILITY. No Partner shall be liable in such capacity for any of the debts, liabilities, contracts or other obligations of the Partnership, or any of the losses thereof, except to the extent required by law.

     10.5 PROPERTY DISTRIBUTIONS. No Limited Partner shall receive property other than money upon any Distribution unless such Limited Partner consents in writing to the receipt of any distribution of property.

     10.6 MANAGEMENT RIGHTS. Each class of Limited Partners shall have the right to appoint one Director to the Board of Directors of the General Partner. However, No Limited Partner(s) shall have authority to appoint a majority of the General Partner's Directors or control the business of the Partnership in the capacity of a Limited Partner.

     10.7 AUTHORITY TO BIND PARTNERSHIP. No Limited Partner shall have the power to represent, sign for, or bind the General Partner or the Partnership in such capacity.

     10.8 ACTIVE PARTICIPATION REQUIREMENTS. As a condition of owning Limited Partnership Units, each Limited Partner will be required to enter into one or more agreements with the Partnership to perform one or more of the following tasks:

            (a) Design or construct the Partnership's ethanol manufacturing plant;
            (b)  Purchase or market the Partnership's ethanol;
            (c) Purchase or market the Partnership's distiller's grains or other byproducts; or
            (d) Perform such other tasks as may be expected to actively and significantly aid the efficiency, effectiveness, or profitability of the Partnership's business.

Agreements between the Partnership and Limited Partners with respect to the requirements of Sections 10.8(a)-(d) shall be incorporated by this reference herein. Limited Partners may receive compensation for the services and products provided under such agreements in addition to the allocations and distributions provided under this Agreement.

                         SECTION 11 - TRANSFER OF UNITS

     11.1 GENERAL TRANSFER RESTRICTION. Any sale, exchange, encumbrance, or other transfer of a Limited Partner's interest in the Partnership shall not be effective unless the transaction is accomplished (a) with the written consent of the General Partner, if such transfer is to be completed within four (4) years of the Effective Date, which consent may be granted or withheld by the General Partner in its sole discretion, and (b) as specifically provided herein. Each Limited Partner hereby acknowledges the reasonableness of the restrictions on sale and gift of Limited Partnership Interests imposed by this Agreement in view of the Partnership purposes and the relationship of the Partners. Accordingly, the restrictions on sale and gift contained herein shall be specifically enforceable.

     11.2 PLEDGE OR HYPOTHECATION. In the event that any Limited Partner pledges or otherwise encumbers any of its Limited Partnership interest as security for repayment of a liability, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Section 11.2, and the pledging Limited Partner shall provide notice of such pledge or encumbrance to the General Partner. The

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Partnership and the General Partner shall be entitled to be saved, indemnified, and held harmless by all interested parties to the transaction in respect to any distribution or other action taken in reliance upon any pledge, grant of security interest, lien, or encumbrance, or in respect to any such action taken in respect to an assignment.

     11.3 RIGHT OF FIRST REFUSAL. Limited Partners may transfer Units owned by them upon satisfaction of the following requirements:

            (a) A selling Limited Partner who desires to sell all or any portion of its interest in the Partnership to a third party purchaser, including a Partner, shall obtain from such third party purchaser ("Third Party Purchaser") a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefore ("Third Party Offer"). The selling Limited Partner shall give written notification ("Notice of Sale") to the General Partner, by certified mail or personal delivery, of its intention to so transfer such interest in the Partnership (the "Offered Interest"). The Notice of Sale shall be accompanied by a copy of the Third Party Offer. If any portion of the purchase price offered by such Third Party Purchaser consists of consideration other than cash or a promissory note, then the Notice of Sale also shall be accompanied by a good faith appraisal of the fair market value of such consideration provided by an independent third-party appraiser.

            (b) The Partnership shall have the option ("Partnership Buy Option") to purchase all, but not less than all, of the Offered Interest. The Partnership Buy Option may be exercised by the Partnership by giving written notification ("Partnership Buy Notice") to the selling Limited Partner and all other Partners within thirty (30) days after receiving the Notice of Sale (the "Partnership Option Period"). If the Partnership does not exercise its Partnership Buy Option, the Partnership Buy Option shall terminate. If the Partnership Buy Option terminates, the General Partner shall have the right ("General Partner Buy Option"), exercisable within thirty (30) days after expiration of the Partnership Buy Option Period ("General Partner Option Period"), to purchase all, but not less than all, of the Offered Interests. The General Partner shall exercise its election to purchase by giving notice thereof ("General Partner Buy Notice") to the selling Limited Partner and all other Partners.

            (c) If neither a Partnership Buy Notice nor a General Partner Buy Notice is issued, the selling Limited Partner shall be entitled to consummate the sale of the Offered Interest to the Third Party Purchaser or one or more of its affiliates upon terms no less favorable than are set forth in the Third Party Offer, at any time within ninety (90) days following the expiration of the General Partner Option Period.

            (d) If either the Partnership or the General Partner exercise their buy options, the Partnership shall designate the time, date, and place of closing which shall be not more than ninety (90) days after the date of the receipt of the Partnership Buy Notice or General Partner Buy Notice as applicable. At the closing, the purchaser shall purchase, and the selling Limited Partner shall sell, the Offered Interest for an amount equal to the purchase price designated in the Third Party Offer and in accordance with such other terms and conditions set forth in the Third Party Offer.

            (e) If a Partner dies, or a court of competent jurisdiction adjudges a Partner to be incompetent, the Partner's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Partner's rights for the purpose of settling the Partner's estate or administering the Partner's property; and if the Partner is a corporation, trust, or other entity, and is dissolved or terminated, the powers of that Partner may be exercised by its legal representative or successor.

     11.4 CONDITIONS PRECEDENT TO TRANSFER. In addition to the conditions set forth above, no sale, exchange or transfer of a Partner's Partnership interest shall be effective unless and until all of the following conditions have been satisfied;

            (a) The instrument of transfer shall be in form and substance reasonably satisfactory to the General Partner;

            (b) The transferor and transferee named therein shall execute and acknowledge such other instrument or instruments as the General Partner may deem necessary or desirable to effectuate the acceptance of the transferee as a Partner;

            (c) The transferee shall execute a written acceptance of all of the terms and provisions of this Agreement as, and to the extent that, the same may have been amended;

            (d) The transferor or transferee shall pay all reasonable expenses connected with acceptance of a Partner and incurred as a result of legal matters arising as a result of such transfer, including, but not limited to, legal fees and costs; and

            (e) The transferor shall obtain an opinion of counsel (unless waived by the General Partner) satisfactory to the Partnership and its counsel that the transfer will not cause the Partnership to lose any exemption from registration of the Partnership interest of the Partnership under the federal securities laws or any state securities or blue sky laws and would not impair the ability of the Partnership to be taxed as a partnership for federal income tax purposes.

     11.5 NO DISSOLUTION OR TERMINATION. The transfer of a Partnership interest in the Partnership pursuant to the terms of this Section shall not dissolve or terminate the Partnership. No Partner shall have the right to have the Partnership dissolved or to have such Partner's capital contribution returned except as provided in this Agreement.

     11.6 PROHIBITION OF ASSIGNMENT. Notwithstanding the foregoing provisions of this Section, no sale, exchange or transfer of a Partner's Partnership interest may be made if the Partnership interest sought to be sold, exchanged or transferred, when added to the total of all other Partnership interests sold, exchanged or transferred within the period of twelve (12) consecutive months prior thereto, would result in the termination of the Partnership under Section 708 of the Internal Revenue Code. In the event of a transfer of any Partnership interest, the Partners will determine, in their sole discretion, whether or not the Partnership will elect pursuant to Section 754 of the Internal Revenue Code (or corresponding provisions of future law) to adjust the basis of the assets of the Company.

     11.7 ADDITIONAL PARTNERS. Additional Partners may be admitted from time to time upon the approval of the General Partner and certain Limited Partners as provided by Section 7.3(b) hereof. Any such additional Partner shall pay such purchase price for its Units in the Partnership, shall have such percentage interest and profit participation, and shall be admitted in accordance with such terms and conditions, as the Partners shall approve. All Partners acknowledge that the admission of additional Partners may result in a dilution of a Partner's percentage interest in the Company. Prior to the

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admission of any person or entity as a Partner, such additional Partners shall agree to be bound by the provisions of this Agreement. Upon execution of an appropriate addendum to this Agreement, such additional Partners shall be deemed to be parties to this Agreement as if they had executed this Agreement on the original date hereof and, along with the parties to this Agreement, shall be bound by all the provisions hereof from and after the date of execution hereof. The Partners hereby designate and appoint the General Partner to accept such additional Partners and to sign on their behalf any such addendum.

     11.8 PURCHASE OF UNITS. Any Transfer of Units without satisfaction of the requirements set forth in Sections 11.1, 11.2, 11.3, and 11.4 hereof shall be invalid and need not be recognized by the General Partner nor acknowledged in the Partnership records.

     11.9 EFFECTIVE DATE OF TRANSFER. Permissible Transfers or assignments shall be registered by the Partnership and shall become effective for purposes of the right to receive Distributions on the day following receipt by the General Partner of the required documents with respect to such Transfer.

     11.10 SUBSTITUTION OF LIMITED PARTNERS. In connection with the Transfer by a Limited Partner of the ownership of any Unit, the Limited Partner as to such Unit shall not have the power or the right to substitute the transferee of such Unit as the Limited Partner as to such Unit unless all of the following conditions are satisfied:

            (a) A duly executed and acknowledged written instrument in form satisfactory to the General Partner is submitted to the Partnership setting forth the intention of the Limited Partner that the transferee shall become a substituted Limited Partner as to such Unit; and

            (b) The Limited Partner and transferee execute and acknowledge such other instruments as the General Partner may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the transferee of all provisions of this Agreement including, without limitation, the power of attorney provisions set forth in Sections 16.1 and 16.2.

     11.11 EVENTS AFFECTING LIMITED PARTNERS. Upon the death, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner, such Limited Partner's personal representative, legal representative, conservator or trustee shall have all of the rights of a Limited Partner for the purpose of settling or managing the affairs of the Limited Partner, and such power as Limited Partner possessed to constitute a successor as a transferee of such Limited Partner's interest in the Partnership and to join with such transferee in making application to substitute such transferee as a Limited Partner.

     11.12 WITHDRAWAL. A Limited Partner may not withdraw from the Partnership except upon dissolution in accordance with Section 13 of this Agreement, or after the sale or other disposition of all of its Limited Partnership Units in accordance with the terms of this Agreement.

     11.13 LEGEND. Each Limited Partner hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Units:

                    The Partnership Units represented by this document have not been registered under the Securities Act of 1933 as amended, or pursuant to the securities or "blue sky" laws of any state and the transferability of the

            Partnership Units therefore is restricted. The Partnership Units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having an interest in such Partnership Units by the issuer for any purpose, unless: (i) a registration statement under the Securities Act of 1933, as amended, with respect to such Partnership Units shall then be in effect and such transfer has been qualified under applicable state securities laws, or (ii) the availability of an exemption from registration and qualification shall be established to the reasonable satisfaction of counsel for the Partnership.

                             SECTION 12 - AMENDMENTS

     12.1 ADOPTION PROCEDURE. This Agreement shall not be amended except by adoption of an amendment approved by the General Partner's board of directors and Limited Partners holding at least a majority of the limited partnership units.

     12.2 EFFECTIVENESS OF AMENDMENTS. As soon as practical after the adoption of any amendment to this Agreement, the General Partner shall execute and acknowledge (and, if required, record and publish) such amendment and any related documents or instruments on behalf of the General Partner, the Limited Partners and the Partnership pursuant to the power of attorney granted to the General Partner as set forth in Sections 16.1 and 16.2 of this Agreement. Amendments required by applicable law to be reflected in a Certificate shall be effective upon the recording of the appropriate amendment to the Certificate. All other amendments shall be effective at the time and date specified in the amendment, or, if none is specified, at the time the amendment is executed by the General Partner and the requisite percentage of Limited Partners, if any.

                     SECTION 13 - DISSOLUTION AND WINDING UP

     13.1   LIQUIDATING EVENTS.

            (a) The Partnership shall dissolve and commence winding up and liquidation upon the first to occur of any of the following events (each event referred to as a "Liquidating Event"):

                 (i) The date of the sale of all or substantially all Partnership Property; or

                 (ii)   Any event which causes there to be no General Partner;
            or

                 (iii) If any proceeding or investigation by any regulatory, administrative, judicial, legislative or other governmental entity or authority shall have been commenced or threatened which, in the reasonable judgment of the General Partner, makes it unlawful or impractical to carry out: (x) the transactions contemplated by this Agreement, (y) the businesses of the Partnership, or (z) the ethanol and byproduct manufacturing business operated by the Partnership, then the General Partner may, by notice to the Partners, consider such a Liquidating Event and effect a dissolution of the Partnership pursuant to Section 13.3 hereof.

            (b) The Partners agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to a Liquidating Event

     Further, if a Liquidating Event specified in Section 13.1(a)(iii) occurs or the General Partner withdraws from the Partnership or is deemed to have withdrawn, the Limited Partners, within ninety (90) days of the date of occurrence of such Liquidating Event, may vote to elect a successor General Partner, and in that event the Limited Partners, within ninety (90) days of the date of occurrence of such liquidating event, may vote to continue the Partnership's business, in which case the Partnership shall not dissolve.

     13.2 NON-LIQUIDATING EVENTS. The Partnership shall not be terminated or dissolved by: (i) the death, incompetency, bankruptcy, insolvency, dissolution, withdrawal or expulsion of any Limited Partner; (ii) the Transfer of any Units or (iii) the admission or substitution of a new Limited Partner.

     13.3 WINDING UP AND DISTRIBUTION IN DISSOLUTION. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner by liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for the winding up of the affairs of the Partnership. Except as set forth herein, the winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner, who is hereby authorized to do any and all acts and things authorized by law for these purposes. The General Partner shall not be eligible to wind up and liquidate the Partnership in the event it is bankrupt or insolvent or is in breach of any of its duties under this Agreement. In the event that there is no General Partner or the General Partner is not eligible to serve, the winding up of the affairs of the Partnership and the distribution of its assets shall be conducted by such person or entity as may be selected by a vote of Limited Partners owning a majority of outstanding Units owned by Limited Partners entitled to vote. The net proceeds from the liquidation of the Partnership's assets shall be distributed in the following priority:

            (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to persons other than Partners;

            (b) Second, to the payment and discharge of all of the Partnership's debts and liabilities to Partners or former Partners; and

            (c) Third, to Partners in accordance with positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods; and

            (d)  Fourth, to Partners pursuant to Section 6.1.

     13.4 RIGHTS OF LIMITED PARTNERS. Upon dissolution, each Limited Partner shall look solely to the assets of the Partnership for the return of such Limited Partner's cash contributions, and if the Partnership Property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the cash contribution of each Limited Partner, such Limited Partner shall have no recourse against the General Partner or any other Limited Partner in the absence of fraud, bad faith, willful misconduct or gross negligence.

                         SECTION 14 - BOOKS AND RECORDS

     14.1 DUTY TO MAINTAIN OFFICE AND AGENT. The Partnership shall continuously maintain in Iowa each of the following:

            (a) An office, which may be, but need not be, a place of its business in Iowa, at which shall be kept the records required by the Act to be maintained.

            (b)  An agent in Iowa for service of process for the Partnership.

     14.2 DUTY TO MAINTAIN BOOKS AND RECORDS. The Partnership shall keep the following records at the office referred to in Section 14.1(a):

            (a) A current list of the full name and last known business or residence address of each Partner set forth in alphabetical order together with the Capital Contributions and the number of Units owned by each Partner.

            (b) A copy of the Certificate and amendments thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed.

            (c) Copies of the Partnership's federal, state and local income tax or information returns and reports, if any, for the three (3) most recent taxable years.

            (d) Copies of the original Partnership Agreement and all amendments thereto.

            (e) Financial statements of the Partnership for the three (3) most recent fiscal years.

     14.3 RIGHT OF AUDIT. The Partnership shall engage certified public accountants (the "Accountants") to audit its financial statements at the end of each fiscal year. The cost therefore shall be borne by the Partnership.

     14.4 TAX RETURNS AND TAX REPORTING INFORMATION. The Accountants shall be retained to prepare for each year until the termination of the Partnership (a) Federal, state and local Partnership income tax returns of the Partnership and
(b) all necessary tax reporting information required by the Partners for the preparation of their respective Federal, state and local Partnership income tax returns. The Partnership shall furnish to each Limited Partner a Form K-1 for each fiscal year.

     14.5 RIGHTS OF LIMITED PARTNERS. The Limited Partners shall have the following rights with respect to Partnership records and documents:

            (a) Upon the request of a Limited Partner, the General Partner shall promptly deliver to the Limited Partner, at the expense of the Partnership, a copy of records required to be maintained pursuant to the Act.

            (b) Each Limited Partner, or the designated agent or attorney of such Limited Partner, shall have the right upon reasonable request to each of the following: (i) inspect and copy, at the expense of the Limited Partner, during normal business hours, any of the Partnership records required to be maintained pursuant to this Agreement and (ii) obtain from the General Partner, promptly after becoming available, a copy of the Partnership's federal, state and local income tax or information returns for each year.

            (c) All reports and other information required by this Section and all other reports which the General Partner deems necessary or desirable to transmit to the Limited Partners shall be prepared and transmitted at the expense of the Partnership. The General Partner is hereby authorized to employ other persons or entities to assist them in the preparation of such reports, all at the expense of the Partnership.

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            (d)  The General Partner shall promptly furnish to Limited Partners a copy of any amendment to this Agreement executed by the General Partner pursuant to a power of attorney from the Limited Partners.

                        SECTION 15 - PARTNERSHIP MEETINGS

     15.1 PLACE OF MEETINGS. Meetings of Partners may be held at any place within or without the State of Iowa as may be fixed by the General Partner.

     15.2 CALL OF MEETINGS. A meeting of the Partners may be called by the General Partner.

     15.3 NOTICE OF MEETINGS. Whenever Partners are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than ten (10), nor more than sixty (60) days before the date of the meeting to each Partner entitled to vote at the meeting. The notice shall state the place, date, and hour of the meeting, and the specific nature of the business to be transacted, and no other business may be transacted.

     15.4 APPROVAL OF ACTIONS. Any Partner approval at a meeting, other than where unanimous approval is required, shall be valid only if the specific nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

     15.5 QUORUM. Partners representing at least a majority of the outstanding General Partnership Units and a majority of the outstanding Limited Partnership Units shall constitute a quorum at a meeting of the Partners.

     15.6 ACTION BY CONSENT. Any action which may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted. In the event the Limited Partners are requested to consent on a matter without a meeting, each Partner shall be given notice of the matter to be voted upon in the same manner as described above. In the event the General Partner requests a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in accordance with Section 15.3 and no action shall be taken until the meeting is held. Unless delayed in accordance with the provision of the proceeding sentence, any action taken without a meeting will be effective fifteen (15) days after the required minimum number of Limited Partners entitled to vote have signed the consent, however, the action will be effective immediately if the General Partner has signed the consent.

     15.7 PROXIES. The use of a Proxy shall be permitted in accordance with the Act.

                           SECTION 16 - MISCELLANEOUS

     16.1 GENERAL PARTNER AS ATTORNEY-IN-FACT. Each Limited Partner hereby makes, constitutes, and appoints the General Partner (and each successor General Partner) with full power of substitution and re-substitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record: (a) all agreements, certificates, instruments, and other documents amending or changing this Agreement pursuant to the terms of this Agreement including, without limitation, amendments or changes to reflect (i) the exercise by any

                                       29
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General Partner of any power granted to it under this Agreement, (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement, (iii) the admission of any substituted limited partner, and (iv) the disposition by any Partner of a Partnership Interest; and (b) any certificates, instruments, and documents as may be required by the laws of the State of Iowa or any other state or jurisdiction in which the Partnership is doing or intends to do business. Notwithstanding the foregoing, (1) the power provided in this section 16.1 shall not authorize the General Partner to amend this Agreement except pursuant to Section 12 hereof, and (2) the power-of-attorney granted in this Section 16.1 shall automatically terminate upon the General Partner's material breach of any of its duties and obligations hereunder and the continuation of such breach uncured for a period of thirty (30) days following written notice from any Limited Partner. In the event the power-of-attorney granted hereunder terminates as a result of a material breach by the General Partner under clause (2) in the preceding sentence, such power-of-attorney shall automatically be reinstated upon the General Partner's cure of such breach.

     16.2   NATURE OF SPECIAL POWER. The power of attorney granted pursuant to
Section 16.1:

            (a) is a special power of attorney coupled with an interest and is irrevocable;

            (b) may be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partners; and

            (c) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of the Units held by such Limited Partner, except that where the assignment is of all of such Limited Partner Units and the assignee, is admitted as a substituted limited partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

     16.3 ASSIGNEE OF LIMITED PARTNERS. In the case of assignments where the Assignee does not become a substitute limited partner, the Limited Partnership shall recognize the assignment as of the day of such assignment or receipt of written notice of assignment by the General Partner, whichever is later, and all Distributions after the date of such assignment shall be made to the assignee.

     16.4 NO COMMINGLING OF FUNDS. The funds of the Partnership shall not be commingled with the funds of any other person, and will be held in a separate Partnership account.

     16.5 NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be addressed to any party by certified U.S. mail or by commercial delivery service at the addresses set forth on the Partnership's books and records. Any Partner may change its address by similar notice to the Partnership.

     16.6 WAIVER OF ACTION FOR PARTITION. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to the assets of the Partnership.

     16.7 BINDING EFFECT. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

                                       30
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     16.8   APPLICATION OF IOWA LAW. This Agreement, and the interpretation thereof, shall be governed exclusively by its terms and by the law of the State of Iowa.

     16.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     16.10 VALIDITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

     16.11 SIGNATURES. Any check, draft, contract, evidence of indebtedness, deed, mortgage, deed of trust, lease, contract of sale, bill of sale, or other similar document shall be executed for the Partnership by any officer of the General Partner or employee of the General Partner designated by the General Partner, and no other signatures shall be required.

     16.12 INTERPRETATION. As used herein the masculine includes the feminine, the neuter and all artificial persons (such as corporations, partnerships and other organizations) and the singular includes the plural.

     16.13 INCORPORATION BY REFERENCE. All Schedules hereto which are referred to herein are hereby incorporated herein by this reference as fully as if set forth in full herein.

     IN WITNESS WHEREOF, the undersigned party hereto has executed this Limited Partnership Agreement, effective as of the Effective Date.

GENERAL PARTNER:

Little Sioux Corn Processors, L.L.C.


By  /s/ Daryl J. Haack
    ------------------
         Daryl J. Haack, President

                             CLASS A LIMITED PARTNER
                                SIGNATURE PAGE TO
                          LIMITED PARTNERSHIP AGREEMENT
                                  OF LSCP, L.P.

     IN WITNESS WHEREOF, the undersigned party hereto has executed this Limited Partnership Agreement, effective as of the Effective Date.


NAME OF LIMITED PARTNER:               _____________________________


ADDRESS OF LIMITED PARTNER:            _____________________________
                                       _____________________________


TAX IDENTIFICATION NUMBER OF
 LIMITED PARTNER:                      _____________________________


AUTHORIZED SIGNATURE OF
 LIMITED PARTNER:                      _________________________________________

                             CLASS B LIMITED PARTNER
                                SIGNATURE PAGE TO
                          LIMITED PARTNERSHIP AGREEMENT
                                  OF LSCP, L.P.

     IN WITNESS WHEREOF, the undersigned party hereto has executed this Limited Partnership Agreement, effective as of the Effective Date.


NAME OF LIMITED PARTNER:               Fagen, Inc.

ADDRESS OF LIMITED PARTNER:            501 W. Hwy. 212
                                       P.O. Box 159
                                       Granite Falls, Minnesota  56241

TAX IDENTIFICATION NUMBER OF
 LIMITED PARTNER:                      41-1604605


AUTHORIZED SIGNATURE OF
 LIMITED PARTNER:                      Fagen, Inc.
                                       By: /s/ Ron Fagen, CEO
                                           ------------------

                            CLA-SS C LIMITED PARTNER
                               -SIGNATURE PAGE TO
                          LIMITED PARTNERSHIP AGREEMENT
                                  OF LSCP, L.P.

     IN WITNESS WHEREOF, the undersigned party hereto has executed this Limited Partnership Agreement, effective as of the Effective Date.


NAME OF LIMITED PARTNER:               David J. Vander Griend

ADDRESS OF LIMITED PARTNER:            310 N. First Street
                                       P.O. Box 397
                                       Colwich, Kansas  67030

TAX IDENTIFICATION NUMBER OF
 LIMITED PARTNER:                      ###-##-####

AUTHORIZED SIGNATURE OF
 LIMITED PARTNER:
                                       /s/ David J. Vander Griend
                                       --------------------------

                             CLASS D LIMITED PARTNER
                                SIGNATURE PAGE TO
                          LIMITED PARTNERSHIP AGREEMENT
                                  OF LSCP, L.P.

     IN WITNESS WHEREOF, the undersigned party hereto has executed this Limited Partnership Agreement, effective as of the Effective Date.


NAME OF LIMITED PARTNER:               Indeck Energy Services, Inc.

ADDRESS OF LIMITED PARTNER:            600 N. Buffalo Grove Road
                                       Suite 300
                                       Buffalo Grove, Illinois  60089

TAX IDENTIFICATION NUMBER OF
 LIMITED PARTNER:                      36-3421443


AUTHORIZED SIGNATURE OF
LIMITED PARTNER:                       /s/ G. R. Forsythe
                                       ------------------

     CLASS E LIMITED PARTNER
                                SIGNATURE PAGE TO
                          LIMITED PARTNERSHIP AGREEMENT
                                  OF LSCP, L.P.

     IN WITNESS WHEREOF, the undersigned party hereto has executed this Limited Partnership Agreement, effective as of the Effective Date.


NAME OF LIMITED PARTNER:               MCP Holding Company, L.L.C.

ADDRESS OF LIMITED PARTNER:            901 North Highway 59
                                       Marshall, Minnesota  56258-2744

TAX IDENTIFICATION NUMBER OF
 LIMITED PARTNER:                      01-0601045


AUTHORIZED SIGNATURE OF
 LIMITED PARTNER:                      /s/ L. Dan Thompson
                                       -------------------

                             CLASS F LIMITED PARTNER
                                SIGNATURE PAGE TO
                          LIMITED PARTNERSHIP AGREEMENT
                                  OF LSCP, L.P.

     IN WITNESS WHEREOF, the undersigned party hereto has executed this Limited Partnership Agreement, effective as of the Effective Date.


NAME OF LIMITED PARTNER:               ______________________________

ADDRESS OF LIMITED PARTNER:            ______________________________
                                       ______________________________
                                       ______________________________

TAX IDENTIFICATION NUMBER OF
 LIMITED PARTNER:                      ________________________


AUTHORIZED SIGNATURE OF
 LIMITED PARTNER:                      _________________________________________

                                   SCHEDULE A
                                       to
                         LIMITED PARTNERSHIP AGREEMENT
                                       OF
                                  LSCP, L.P.,
                          an Iowa Limited Partnership

Names, Addresses and TINs
of Partners                                      Class              Number of Units
----------------------------------          ---------------         ---------------
Little Sioux Corn Processors, L.L.C.        General Partner
102 Lewis Ave. South
Cleghorn, Iowa  51014                                                    2,189
EIN 42-1510421

Open                                               A

                                                                           0


Fagen, Inc.                                        B
501 W Hwy. 212
P.O. Box 159                                                              350
Granite Falls, MN  56241
EIN: 41-1604605

David J. Vander Griend                             C
310 N. First Street
P.O. Box 397                                                              100
Colwich, KS  67030
SSN: ###-##-####

Indeck Energy Services, Inc.                       D
600 N. Buffalo Grove Rd., Ste. 300
Buffalo Grove, Illinois  60089                                            300
EIN: 36-3421443


MCP Holding Company, L.L.C.                        E
901 North Highway 59
Marshall, Minnesota  56258-2744                                           800
EIN:  01-0601045


Open                                               F                       0